Fund 001 George Putnam Fund of Boston January 31, 2004 semi annual report

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A		Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds period ended
January 31, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $84,675.

72DD1		Class A	40,028
		Class B	9,218
		Class C	671

72DD2		Class M	2,040
		Class R	0
		Class Y	11,431

73A1		Class A	0.176
		Class B	0.114
		Class C	0.116

73A2		Class M	0.136
		Class R	0.152
		Class Y	0.197

74U1		Class A	203,962
		Class B	72,324
		Class C	4,612

74U2		Class M	13,507
		Class R	0
		Class Y	57,198

74V1		Class A	17.18
		Class B	17.01
		Class C	17.08

74V2		Class M	17.02
		Class R	17.19
		Class Y	17.23

74K		On February 19, 2004, Putnam Management made a
restitution payment of approximately $169,000 to the fund, representing less than $0.01 per share outstanding as of such date, in respect of a failure to follow error-correction procedures in connection with a January 2001 shareholder investment, which led to losses in the fund.